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                                                                    Exhibit 99.2

                     BNS Co. Amends Shareholder Rights Plan

NORTH KINGSTOWN, R.I.-- Oct. 11, 2002--BNS Co. (OTCBB:BNSXA) announced that the Board of Directors authorized an amendment to the Company's Rights Plan to increase the threshold from 20% to 45% as to the amount of the Company's outstanding common stock that a person must beneficially own before being deemed to be an Acquiring Person under the Rights Plan and to reduce the Purchase Price for each one-hundredth share of Series B Participating Preferred Stock under the Rights Plan from $40.00 per share to $12.00 per share.

CONTACT: BNS Co.
         Andrew C. Genor, 401/886-7415